April 25, 2013

Charles Berger
15681 Kennedy Road
Los Gatos, CA 95032
Dear Charles:
We are pleased to offer you a position with Extreme Networks (the “Company”) as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors, pursuant to the terms of this Letter Agreement (the “Letter Agreement”).
Should you decide to join us, you will receive a semi-monthly salary of $20,833.33 (which would equal $500,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. You will also be elected to our Board of Directors (the “Board”) and will serve as a member of the Board during your employment as the Company’s CEO.
You will also receive a one-time, sign-on bonus in the amount of $125,000, less applicable taxes and withholdings, which will be payable to you in a lump sum in August 2013, when other Company employee bonuses are generally paid.
Commencing with fiscal 2014, you will be eligible to participate in the Extreme Networks Annual Incentive Plan (“EIP”) with an annual target of 100% of your annual base salary. The EIP target bonus will be paid if you and the Company meet established performance objectives and attainment of key strategic goals to be determined by the Board (the “EIP Goals”). Details of the EIP including the EIP Goals will be finalized by the Compensation Committee of the Board during the first quarter of each fiscal year. You will be eligible for total payout under the EIP of 150% of your base salary if the Company exceeds the EIP Goals by amounts specified under the EIP. The Company retains the right to change or amend the EIP at any time.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. You will be granted a new-hire option to acquire 900,000 shares of the Company’s common stock (the “New Hire Option”) on the later of (a) the second trading day after our Q3 FY13 earnings announcement or (b) the third Business Day following the Company’s public announcement of your appointment as CEO (the “Grant Date”). A “Business Day” shall be any day in which purchases and sales of the Company’s common stock may be consummated on the NASDAQ Global Select Market.   One-fourth of these shares will vest on the first anniversary of your first date of employment, provided that you are still in service with the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your service with the Company continues.

On the Grant Date, you will be granted an additional option to purchase 900,000 shares of Company’s common stock (the “Performance Option”). Subject to your continued service to the Company, the shares subject to your Performance Option shall be “Performance Earned” as follows:

(i)    one-third of the shares subject to the Performance Option will be Performance Earned, if at all, once the Company’s common stock has traded publicly after April 25, 2013 for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $4.00;

(ii)    an additional one-third of the shares subject to the Performance Option will be Performance Earned, if at all, once the Company’s common stock has traded publicly after April 25, 2013 for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $5.00 (regardless of whether the Performance Option has been Performance Earned pursuant to the preceding section (i)); and

(iii)    all shares subject to the Performance Option will be Performance Earned, if at all, upon the Company’s common stock trading publicly after April 25, 2013 for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $6.00 (regardless of whether the Performance Option has been Performance Earned pursuant to the preceding sections (i) or (ii)).

For the avoidance of doubt, if, subsequent to the date any portion of the Performance Option is Performance Earned and the closing price falls below $6.00, $5.00, or $4.00, as the case may be, the previously Performance Earned portions of the Performance Option shall retain their characterization as “Performance Earned” for purposes of this Letter Agreement. The dollar values in this paragraph (i.e. $4.00, $5.00, and $6.00) shall be appropriately adjusted for any stock dividends, stock splits or similar recapitalization events. Upon a Change in Control (defined below), if the acquisition share price is equal to or greater than a performance target not previously earned (i.e. $4.00, $5.00, and $6.00), that Performance Option threshold is considered to have been achieved and the stock associated with that threshold is considered Performance Earned as of the Change in Control, even if the 30 consecutive trading day requirement has not been achieved, and those shares will immediately convert to time based vesting. Notwithstanding the foregoing, to the extent a Change in Control occurs within your first twelve (12) months of employment and the acquisition share price is equal to or greater than a performance target not previously earned (i.e. $4.00, $5.00, and $6.00), both that Performance Option threshold and the next threshold (if any) shall be considered to have been achieved and the stock associated therewith shall be deemed Performance Earned as of the Change in Control, even if the 30 consecutive trading day requirement has not been achieved.

Once Performance Earned, the shares subject to the Performance Option will vest over two years, at a rate of 1/24th of the Performance Earned portion of the Performance Option for each month following the date on which such shares were Performance Earned, so long as your service with the Company or its successor continues.

Your grants will be awarded at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the Grant Date. Your grants (including each portion of the Performance Option) will be adjusted for stock dividends, stock splits or similar recapitalization events. Your stock option grants are conditioned on your execution of the Company’s standard form of employee stock option agreement, and your stock options will be governed by and subject to the terms of those agreements. All vesting and rights to exercise under any options offered hereunder will also be subject to your continued service with the Company at the time of vesting, except as otherwise provided in this Letter Agreement. You may exercise any options no later than three months following the cessation of your service to the Company.
If your employment is terminated by the Company other than for Cause or by you for Good Reason, in either case prior to a Change in Control or more than 12 months following a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) a severance payment equal to 12 months of your salary as of your date of termination, (iii) a payment equal to the pro rata portion of your target bonus through your date of termination (provided Board approved performance targets were achieved in the quarter immediately preceding your termination), (iv) acceleration of 12 months of vesting of any then-outstanding equity awards, other than the Performance Option, to the extent it was not Performance Earned prior to such termination, or other performance based awards (except as may be set forth in any future grants awarded), and (v) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 12 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums (items (ii) through (v) hereinafter referred to as the “Severance”). Receipt of the Severance shall be conditioned in its entirety upon your execution of a release of claims and shall contain a mutual nondisparagement clause in the form set forth as Exhibit A hereto (the “Release”) and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your termination. The severance payment equal to 12 months of your salary, and if applicable, the lump-sum payment for your continued health benefits, shall be paid out in a lump sum on the first Business Day after the 60th day following your termination, and the payment equal to the pro rata portion of your target bonus through your date of termination shall occur no later than the 15th day of the third month following the end of the fiscal year in which your termination occurs and when other target bonuses are generally paid.
If, however, your employment is terminated by Company other than for Cause or by you for Good Reason within 12 months following a Change in Control, in lieu of the Severance referenced above, you shall be eligible to receive the following enhanced severance payments and benefits: (i) your Accrued Compensation, (ii) a severance payment equal to 18 months of your base salary, (iii) payment of 150% of your target bonus, (iv) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 18 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to 18 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums, and (v) acceleration of 100% of all then-outstanding equity awards, including only those shares underlying the Performance Option that have been Performance Earned, but excluding other shares under the Performance Option that have not been Performance Earned and any other unearned performance based awards (except as may be set forth in any future grants awarded) (items (ii) through (v) hereinafter referred to as the “CIC Severance”). Receipt of the CIC Severance shall be conditioned in its entirety upon your execution of a Release, and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your termination, and the severance payment equal to 18 months of your salary and target bonus, and if applicable, the lump-sum payment for your continued health benefits, shall be paid out in a lump sum on the first Business Day after the 60th day following your termination.
If, due to the benefits provided under this Letter Agreement or any other agreement, you are subject to any excise tax due to characterization of any amounts payable as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under the CIC Severance will be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Letter Agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash or cash-equivalent payments subject to Section 409A of the Code as deferred compensation and (ii) cash or cash-equivalent payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash (or cash-equivalent) payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.
In the event your employment is terminated by the Company for Cause, your death or Disability, or you terminate your employment other than for Good Reason, you will be not be paid the Severance or the CIC Severance, but you will be paid your Accrued Compensation and, subject to the Company’s insider trading policy, you will be allowed to exercise your vested equity awards, if any, during the time period set forth in, and in accordance with, the terms of the governing equity agreements.

You are not obligated to seek other employment or otherwise mitigate damages in order to receive the severance payments and benefits described in this Letter Agreement, and such severance pay and benefits shall not be reduced or offset by any compensation earned by you from any other source following your termination of employment.
Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). Notwithstanding anything in this Letter Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Letter Agreement by reason of your separation from service during a period in which you are a “specified employee” of the Company, then (1) if the payment is a lump sum, your right to receive the payment will be delayed until the earlier of your death or the first day of the seventh month following your Section 409A “separation from service,” and (2) if the payment is payable over time, your right to receive any amounts otherwise payable within the six-month period immediately following your Section 409A “separation from service” will be delayed and accrued and such accrued amounts will be paid in a single lump sum on the earlier of your death or the first day of the seventh month following your Section 409A “separation from service.”
All reimbursements and in-kind benefits provided under this agreement that are includible in your federal gross taxable income shall, to the extent subject to Section 409A of the Code, be made or provided in accordance with requirements of Section 409A of the Code, including the requirement that (1) any reimbursement is for expenses incurred during the term of this Letter Agreement, (2) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Any right you have to a series of installment payments under this agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.
This Letter Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder. To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
During your employment, the Company shall indemnify you against all actions, suits, claims, legal proceedings and the like arising out of your duties as Company’s CEO and as a director and will provide you with the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company. During the term of your services as a director or officer, you will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers. Additionally, if the Board determines to provide continuing director and officer liability insurance coverage generally for directors and officers after termination of service to the Company (“Post-Termination Insurance Policy”), then you will be named as an insured on such Post-Termination Insurance Policy in accordance with any decision made by the Board as to the duration of any such Post-Termination Insurance Policy.
You will also be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As President and CEO of the Company, you are not eligible to participate in the

Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of the Board.
The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. Furthermore, the Company shall reimburse your expenses of legal or other advisors incurred in the review and finalization of this Letter Agreement, up to an aggregate of $10,000.
The Company will provide a Company paid term life policy with customary coverage provided you complete the necessary underwriting documentation and exam requirements and qualify under the provisions set forth by the insurance company. Additionally, the Company will provide a gap plan to the short-term and long-term disability policies to provide your position with the maximum standard benefit the company currently provides. This plan will also require you to complete the necessary underwriting documentation and qualify under the provisions set forth by the insurance company.
If you choose to accept this offer, your employment with the Company will be voluntarily entered into, at-will employment, not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either you or the Company, subject to the provisions regarding termination set forth herein. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
You agree to terminate any other consulting or similar engagement you may now have. Notwithstanding the foregoing, or your duties as a member of the Board or as CEO and President, you may (i) manage personal investments and participate in charitable, non-profit, professional and academic activities, (ii) continue to serve as a member of the board of directors of Official Payments Holdings, Inc., and (iii) subject to prior approval by the Board, you may serve on the board (and any board committees) of other for-profit businesses, provided that your services in (ii) and (iii) of this sentence do not, individually or in the aggregate, interfere materially with the performance of your duties to the Company. Unless otherwise determined by the Board, you agree that you will submit your immediate resignation as a member of the Board upon the date your employment with the Company terminates.

For purposes of this Letter Agreement, the following definitions will apply:

(i)     “Accrued Compensation” means (i) any earned but unpaid base salary and earned but unused vacation or paid time off, (ii) the amount of any bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of service determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate, unless otherwise specifically provided herein and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with this Letter Agreement and any applicable Company policies and guidelines.
(ii)    “Cause” means the occurrence of any of the following:
(1) your theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company and each present or future parent and subsidiary corporation or other business entity thereof (a “Company Group”);
(2) your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group;

(3) your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement;
(4) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, your improper use or disclosure of the confidential or proprietary information of a member of the Company Group);
(5) any intentional act by you which has a material detrimental effect on reputation or business of a member of the Company Group;
(6) your repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of such failure or inability;
(7) any material breach by you of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement or as provided herein; or
(8) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with a member of the Company Group, provided, however, that prior to any determination that “Cause” has occurred, the Board shall (i) provide to you written notice specifying the particular event or actions giving rise to such determination and (ii) provide you an opportunity to be heard within 15 days of such notice and (iii) provide you with a 15 days to cure such event or actions giving rise to a determination of “Cause”, if curable.

(iii)    “Change in Control” means the occurrence of any of the following:
(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ” )), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;
(2) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
(3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
(4) a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CIC Plan).
(iv)    “Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(v)    “Good Reason” means the occurrence of any of the following conditions without your informed written consent:

(1) a material, adverse change in your position, duties, substantive functional responsibilities or reporting relationships, causing your position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent as measured by the position occupied by you immediately prior to such change, and in the event of a Change in Control, immediately prior to the Change in Control;
(2) a decrease in your base salary rate at the time of termination or a decrease in your target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earned);
(3) any failure by the Company Group to (i) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, or their equivalent, in which you were participating immediately prior to the change, or (ii) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you;
(4) the relocation of your work place for the Company Group to a location that increases the regular commute distance between your residence and work place by more than thirty (30) miles (one-way); or
(5) any material breach of this Letter Agreement or the CIC Plan by the Company or any entity in the Company Group with respect to any obligations owed or owing to you.
The existence of Good Reason shall not be affected by the your temporary incapacity due to physical or mental illness not constituting a Disability. Your continued service for a period following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. Notwithstanding the foregoing, an occurrence shall not qualify as an event constituting Good Reason unless (a) the Company receives, within ninety (90) days following the date on which you know, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (1) through (5) above, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period.
In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org. The Company shall pay all fees and costs of such arbitration, that would not be incurred in litigation, including, but not limited to, all AAA filing fees, AAA administrative fees, and all arbitrator fees; provided, however, that each party shall bear his or its own attorney’s fees, expert witness fees or similar fees the parties would bear in litigation.
Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Letter Agreement.

This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your employee orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
This Letter Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Charlie Carinalli, Chairman of the Compensation Committee at Extreme Networks. A duplicate original is enclosed for your records. This offer of employment, if not accepted, will expire in 2 business days. Based on our discussions, it is anticipated that you will begin employment no later than April 26, 2013.
All new employees receive a benefits package from the Human Resources Department. Mr. Carinalli will serve as the contact point for all questions related to such package prior to the internal announcement of your employment at the Company.
This agreement, along with any agreements or provisions referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. In the event of any conflict between this agreement and any of the other agreements referenced above, this agreement shall control. For the sake of clarity, the Extreme Networks, Inc. Executive Change in Control Severance Plan shall not be operative with respect to your employment. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company, provided that, the Company may, in its sole discretion, elect to modify your title, compensation, duties or benefits without any further agreement from you, subject in each case to the terms of this agreement and the compensation that may be due hereunder or under any other agreement you have with the Company as a result of such actions.
We look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact Charlie Carinalli.
Sincerely,

/s/ CHARLES P. CARINALLI
EXTREME NETWORKS, INC.
Charles P. Carinalli
Chairman of the Compensation Committee, Extreme Networks, Inc. Board of Directors

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ CHARLES W. BERGER	April 25, 2013
Charles Berger	Date

Exhibit A
Release

GENERAL RELEASE OF CLAIMS
This Agreement is by and between [Employee Name] (“Employee”) and [Extreme Networks, Inc. or successor that agrees to assume the Letter Agreement] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [ Company Contact Name ] at the Company) prior to that date.
RECITALS
A. Employee was employed by the Company as of                     ,         .
[If Applicable: B. A Change in Control (as defined by the Letter Agreement) has occurred as a result of [briefly describe change in control]]
[If Applicable: C. Employee’s employment is being terminated as a result of a qualifying termination upon a Change in Control. Employee’s last day of work and termination are effective as of                      ,          . ]
D.    By executing this Agreement, Employee desires to receive the payments and benefits provided by the Employee pursuant to the Letter Agreement dated __ between Employee and the Company (the “Letter Agreement”).
NOW, THEREFORE, the parties agree as follows:
1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Letter Agreement in accordance with the terms of the Letter Agreement. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Letter Agreement. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.
2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding anything to the contrary in this Agreement, Employee shall continue to be indemnified for his actions taken while in service to the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s certificate of incorporation and bylaws, the director and officer indemnification agreement between Employee and the Company, and any other indemnification agreement between the Employee and the Company, if any, (a “Separate Indemnity Agreement”) and Employee will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.
3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii)  the Letter Agreement, (iii) any Separate Indemnity Agreement to which Employee is a party, and (iv) any stock option, stock grant, stock purchase or other equity award agreements between the Company and Employee.
5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
6. The parties agree that any and all disputes that both (i) arise out of the Letter Agreement, the interpretation, validity or enforceability of the Letter Agreement or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the dispute resolution provisions of the Letter Agreement.
7. The parties agree that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company. In exchange for Employee’s promises herein, Company agrees to instruct its present officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.
8. The parties agree that any and all disputes that (i) do not arise out of the Letter Agreement, the interpretation, validity or enforceability of the Letter Agreement or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of binding arbitration before a sole arbitrator of the American Arbitration Association in Santa Clara, California. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.
9. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral,

with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO 45 DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

______________________________        Date: __________
Employee Name

______________________________        Date: __________
Company
By: __________________________